Exhibit 99.1

EAGLE RIVER MINING CORP.

(the "Corporation")

RESOLUTIONS OF DIRECTORS

WHEREAS:

The following Resolutions having been consented to in writing by the Directors of the Corporation as at January 14, 2005 and shall be deemed to have the same force and effect as if passed at a meeting of Directors duly called and properly constituted for the transaction of business:

BE IT RESOLVED THAT:

That the Secretary of the corporation is hereby ordered and directed to obtain the written consent of stockholders owning at least a majority or the voting power of the outstanding stock of the corporation for the following purpose:

1. To amend Article I by changing the name of the Corporation from Eagle River Mining Corp. to China Media1 Corp.

2. To amend Article IV to provide that the corporation shall have the authority to issue an aggregate of ONE BILLION FIVE HUNDRED MILLION (1,500,000,000) shares of voting common stock, par value $0.00005 per share, and no other class of stock shall be authorized.

3. To amend Article IV to effect a forward split of the stock of the corporation on a basis of one (1) share of the presently outstanding stock being surrendered for twenty (20) shares of the newly authorized stock.

4. To increase the number of directors of the Board of Directors from three (3) to seven (7).

DATED as of the 14th day of January, 2005.

/s/ Angela Du	/s/ Ernest Cheung
Angela Du	Ernest Cheung

/s/ Rod Husband
Rod Husband